Merrill Lynch Municipal Bond Fund, Inc.
Series Number: 3
File Number: 811-2688
CIK Number: 225635
Limited Portfolio
For the Year Ending: 06/30/2004

Pursuant to Exemptive Order No. IC-15520 dated June 12, 1992 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended June 30, 2004.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/13/03	$500	Gulf Coast Waste Disposal	0.010%	6/1/20